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                                                                   EXHIBIT 99.01

FOR IMMEDIATE RELEASE
CONTACT:
Pat Grebe, Media Relations
(media.info@quintiles.com)
Greg Connors, Investor Relations
(invest@quintiles.com)
919 998 2000

QUINTILES TRANSNATIONAL SPECIAL COMMITTEE REJECTS PROPOSAL BY PHARMA SERVICES COMPANY TO ACQUIRE ALL OUTSTANDING SHARES

RESEARCH TRIANGLE PARK, N.C. - November 11, 2002 - The Special Committee of the Quintiles Transnational Corp. (Nasdaq: QTRN) Board of Directors announced today that it had rejected the proposal by Pharma Services Company to acquire all outstanding shares of Quintiles common stock for $11.25 per share as inadequate and not in the best interests of Quintiles and its shareholders. The conclusion of the Special Committee was reached after careful consideration, including a thorough review with its independent financial advisor, Morgan Stanley, and its independent legal advisor, Willkie Farr & Gallagher. Pharma Services Company is wholly owned by Dennis B. Gillings, Ph.D., Chairman of the Board and Founder of Quintiles. Its non-binding proposal was announced on October 14.

The Special Committee also announced that together with Morgan Stanley it will investigate strategic alternatives available to Quintiles for the purpose of enhancing shareholder value, including the possibility of a sale of the company and alternatives that would keep Quintiles independent and publicly owned. The Special Committee has not made any determination as to whether a sale of the company or any other alternative would best serve the interests of Quintiles and its shareholders.

Quintiles Transnational helps improve healthcare worldwide by providing a broad range of professional services, information and partnering solutions to the pharmaceutical, biotechnology and healthcare industries. Headquartered near Research Triangle Park, North Carolina, Quintiles is a member of the S&P 500 and Fortune 1000. For more information visit Quintiles' Web site at www.quintiles.com.

Information in this press release contains "forward-looking statements" about Quintiles. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the possibility that no transaction will be approved or completed, the possibility that Quintiles might not prevail in pending litigation regarding the management buyout proposal and other uncertainties arising in connection therewith. Additional factors that could cause actual results to differ materially are discussed in Quintiles' recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, its Form 8-Ks and its other periodic reports, including Form 10-Qs.